Exhibit 5

112 South Street
Boston, MA 02111

Tel. 617.426.5347
Fax 617.357.4730

August 9, 2006

Enterprise Bancorp, Inc.
222 Merrimack Street
Lowell, MA 01852

RE:          Shares reserved for issuance under Employee Stock Purchase Plan

Ladies and Gentlemen:

This opinion is furnished in connection with the filing with the United States Securities and Exchange Commission (the “Commission”) by Enterprise Bancorp, Inc., a Massachusetts corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) registering under the Securities Act of 1933, as amended, 5,000 shares (the “Registered Shares”) of Common Stock, $0.01 par value (the “Common Stock”), which have been reserved for issuance by the Company under its Employee Stock Purchase Plan (the “Plan”).

We assume that the number and issuance of shares of Common Stock by the Company under the Plan has been or will be authorized by proper action of the Company’s Board of Directors or the proper committee thereof and that the number, issuance and sale of the Registered Shares will be determined and completed in accordance with the terms of the Plan, the Company’s Restated Articles of Organization, as amended (the “Articles”), and applicable Massachusetts law. We further assume that prior to the issuance of any Registered Shares, there will exist, under the Articles, the requisite number of authorized shares of Common Stock for such issuance, which are unissued and are not otherwise reserved for issuance.

As special counsel to the Company, we have participated in the preparation of the Registration Statement and have examined such other certificates and documents as we deemed necessary or appropriate for the purposes of this opinion.

This opinion is limited to the laws of the Commonwealth of Massachusetts and we express no opinion with respect to the law of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that upon the issuance by the Company of Registered Shares, to be held in book-entry form in the manner contemplated by the Plan, and the authorization relating thereto by the Company’s Board of Directors or the proper committee thereof, the Registered Shares will be duly authorized, validly issued, fully paid and nonassessable by the Company.

Gallagher, Callahan & Gartrell, P.C.

AUGUSTA	BOSTON	CONCORD

www.gcglaw.com

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and all amendments thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion may not be used for any other purpose or relied upon by any other person, firm or corporation for any purpose without our prior written consent.

Very truly yours,

/s/ GALLAGHER, CALLAHAN & GARTRELL, P.C.
GALLAGHER, CALLAHAN & GARTRELL, P.C.